UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):      December 31, 2005
INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

South Carolina	0-24031	57-0910139

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Shop Road, Suite E, Columbia, SC	29201

(Address of Principal Executive Offices)	(Zip Code)
(803) 736-5595

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 31, 2005, Integrated Business Systems and Services, Inc. (the “Registrant”) amended and restated its Promissory Note dated January 1, 2003 (the “Original Note”) as issued to Fitz-John Creighton McMaster and as assigned to General Holdings, LLC (the “Holder”), which had a past due balance outstanding of $636,859 as of September 30, 2005.
     The amended and restated Note (the “Amended Note”) modifies the Original Note to provide that the principal be reduced to $156,444 bearing interest at a non-compounded rate of 7.25% per annum and maturing on December 31, 2007. In addition, the Registrant paid cash in the amount of $322,000 to the Holder on December 31, 2005, and the Holder converted $195,647 of the principal under the Original Note into 1,003,318 shares of the Registrant’s common stock (the “Shares”) at a conversion price of $.195 per share.
     Under the Amended Note, beginning on January 31, 2006, the new principal amount of $156,444 will be repaid in 23 monthly installments of $5,000, with a balloon payment of $56,715 on December 31, 2007. The Amended Note may be prepaid only upon payment by the Registrant of a prepayment fee, unless such prepayment is made in connection with certain third-party loans to the Registrant. Also, the amount of the prepayment fee is reduced by one-half of the appreciation in the value of the Shares.
     The Holder will retain a first priority security interest in all of the assets and rights of the Registrant, whether now owned by the Registrant or acquired by the Registrant in the future, as long as the Amended Note remains outstanding. The Amended Note is also subject to a Confession of Judgment in the event of a default of its terms.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference.
Item 9.01. Financial Statements and Exhibits.
(c)      Exhibits.

Exhibit No.	Description

99.1	Press Release of Integrated Business Systems and Services, Inc. dated January 6, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC. (Registrant)

Date: January 6, 2006	By:	/s/ George E. Mendenhall George E. Mendenhall Chief Executive Officer